Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – August 14, 2012

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On August 14, 2012, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a third quarter $0.205 per share cash dividend, payable September 25, 2012 to shareholders of record as of September 10, 2012.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $766 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.